CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of Macquarie Global Infrastructure Total Return Fund Inc. (the “Fund”) of our report dated August 22, 2005, relating to the Statement of Net Assets of the Fund as of August 22, 2005, which appears in such Registration Statement. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, NY

August 25, 2005